[Translation]

Exhibit 99.3

VOTING RIGHTS EXERCISE FORM

TO: Mitsui Sumitomo Insurance Company, Limited

I hereby exercise my voting right(s) on each of the agenda items of Mitsui Sumitomo Insurance Company, Limited extraordinary shareholders meeting to be held on January 31, 2008 (as may be continued or postponed) as indicated on the right (by circling Approve or Disapprove).

January ___, 2008

Your vote will be considered as indicating 'Approve' to each agenda items if there is no indication of 'Approve' or 'Disapprove'.
Mitsui Sumitomo Insurance Company, Limited

Shareholder Number	Number of Voting Right(s)
	(Number of Shares Constituting One Unit: ______________)

Agenda Items	Approval or Disapproval Concerning Proposal	
Agenda Item No.1	Approve	Disapprove
Agenda Item No.2	Approve	Disapprove

Seal

0T59

Number of Shares Held as of Record Date (December 5, 2007)

____

Reference

Number of Shares on Shareholders Registry ______________

Number of Shares on Beneficial Shareholders Registry ______________

Vote Exercise Code

Password

URL for Website for Exercising Voting Rights
http://www.webdk.net

[Requests]

1. When you attend the meeting in person, please submit the Voting Right Exercise Form on the left to the receptionist at the meeting place.

2. If you are unable to attend the meeting, please exercise your voting rights by either of the following methods.

(1) By indicating on the Voting Right Exercise Form on the left your consent or dissent to the items on the agenda and returning the Form by mail to be received on or before 5:00 p.m., Wednesday, January 30, 2008.

(2) By exercising voting rights on the website for exercising voting rights whose URL is indicated above on or before 5:00 p.m., Wednesday, January 30, 2008.

Mitsui Sumitomo Insurance Company, Limited